Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
PSM Holdings, Inc.

We hereby consent to the incorporation in the S-8 Registration Statement (SEC File No. 333-170015) of our auditors’ report dated October 15, 2012 on the consolidated balance sheets of PSM Holdings, Inc. as of June 30, 2012 and 2011, and the related consolidated statements of operations and comprehensive income (loss), cash flows and stockholders’ equity for each of the years in the two-year period ended June 30, 2012.

/s/ Accounting & Consulting Group, LLP
Accounting & Consulting Group, LLP
Certified Public Accountants

Carlsbad, New Mexico
October 15, 2012